Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

i2 Technologies, Inc.:

We have issued our reports dated March 14, 2008 with respect to the consolidated financial statements and internal control over financial reporting of i2 Technologies, Inc. included in the 2007 Annual Report on Form 10-K for the year ended December 31, 2007 which are incorporated by reference in this Pre-Effective Amendment No. 1 to Registration Statement (File No. 333-156638). We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”.

GRANT THORNTON LLP

Dallas, Texas

February 18, 2009